Exhibit 99.1
FOR IMMEDIATE RELEASE

MEDIA CONTACTS:	LAURIE A. ROSNER, S.V.P., MARKETING OFFICER (860) 291-3616
LAURA SOLL, PUBLIC RELATIONS (860) 688-4499 or (860) 833-4466 cell
ROCKVILLE FINANCIAL, INC. EXPANDS SHAREHOLDER INFORMATION SERVICES
ROCKVILLE, CONN., July 27, 2011 — Rockville Financial, Inc. (the “Company”) (NASDAQ Global Select Stock Market: “RCKB”), the holding company for Rockville Bank (the “Bank”), has expanded its initiatives to continue to provide investor information and quality service to its shareholders. The Company completed its conversion to a stock form holding company that is fully owned by the public this past March 2011.
“Today, the Company launched a Rockville Financial, Inc. investor relations web-link on the Bank’s website that is designed to provide our shareholders with timely and thorough information to assist them in making informed decisions about their investments in the Company’s common stock,” says William (Bill) H. W. Crawford, IV, who became the Company’s President and Chief Executive Officer in April 2011. “This is just one element of the Company’s practice to continue to provide its current shareholders, potential shareholders and analysts with up-to-date transparent data.”
The Company’s new interactive and easy-to-use investor relations weblink was developed with shareholders’ comments in mind, and can be accessed from the “About Us” tab in the Bank’s website at www.rockvillebank.com. Website users will find current and historical stock price data, dividend history, dividend announcements, financial information, investor presentations, news releases, and will have the ability to subscribe for email notices of events, press releases and regulatory filings.
“We value shareholder feedback tremendously and have expanded our initiatives to provide them with investor data and information and quickly respond to their needs,” explains Crawford. “Our Investor Relations area is headed up by Marliese L. Shaw.” Shaw brings more than 25 years of diversified banking experience. She joined the Bank as Vice President, Treasury Officer in 2004, and was appointed Vice President, Treasury and Investor Relations Officer in May 2005 when the Company completed its initial public stock offering and was recently appointed Vice President, Investor Relations. “Now that we are fully public, we have Marliese focusing 100 percent on investor relations to continue to provide personalized service and information to our shareholders,” adds Crawford. “Customer service is our hallmark and, as we grow, we will to continue to provide important information to our community of investors.” Shaw is a graduate of the University of Connecticut with a degree in Economics, and a minor in Real Estate Finance.
-MORE-

ROCKVILLE EXPANDS SHAREHOLDER INFORMATION SERVICES...Page 2
Rockville Bank is a 21 1/2-branch community bank serving Tolland, Hartford, and New London counties in Connecticut. It provides a convenient banking lifestyle for Colchester, Coventry, East Windsor, Ellington, Enfield, Glastonbury, Manchester, Rockville, Somers, South Glastonbury, South Windsor, Suffield, Vernon, seven days a week in Tolland, and three Big Y supermarket locations. A New Haven County Commercial Banking Office will be located in Hamden, Conn. to provide an array of commercial products and services for businesses located in New Haven County and surrounding areas. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com.
-END-